Exhibit 99.1
For Immediate Release

Contact:	Jerry Daly, Carol McCune	Peter Willis
	Daly Gray Public Relations	Chief Investment Officer
	(Media)	(Acquisitions)
	jerry@dalygray.com	pwillis@cl-trust.com
	(703) 435-6293	(561) 227-1387
Chatham Lodging Completes Final Acquisition of Four-hotel Portfolio with Purchase of Residence Inn in White Plains, New York
     PALM BEACH, Fla., September 23, 2010—Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on upscale extended-stay hotels and premium branded select-service hotels, today announced that it has completed the previously announced acquisition of the Residence Inn by Marriott® White Plains/Westchester County in New York. It is the final hotel of a four-property portfolio that the company announced several months ago. Total cost of the portfolio was $61 million, or $137,387 per key, including the assumption of approximately $12.5 million of debt on two of the properties. Chatham has now acquired 11 hotels and has 2 hotels under contract since its April 21, 2010 IPO.
     “This is our second metro New York hotel and we expect to close on a third property in New Rochelle in the near future, which will give us good economies of scale in the market,” said Jeffrey H. Fisher, Chatham’s chief executive officer. “We continue to have a quite active pipeline of properties.”
     The 133-suite Residence Inn White Plains/Westchester County is located at 5 Barker Avenue in downtown White Plains near I-287. The hotel has a business center, restaurant, fitness center and provides free Internet access and breakfast. The hotel will be managed by Island Hospitality Management, a hotel management company 90 percent-owned by Fisher.
About Chatham Lodging Trust
     Chatham Lodging Trust is a self-advised real estate investment trust that was organized to invest in upscale extended-stay hotels and premium-branded select-service hotels. The company currently owns 11 hotels with an aggregate of 1,381 rooms/suites in 8 states and has one additional hotel under contract to purchase. Additional information about Chatham may be found at www.chathamlodgingtrust.com.
     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.